Exhibit 99.1

DANAHER CORPORATION ANNOUNCES RECORD FIRST QUARTER RESULTS

WASHINGTON, D.C., April 20, 2006 — Danaher Corporation (NYSE:DHR) announced today that net earnings for the first quarter ended March 31, 2006 were $216 million, or $0.67 per diluted share, 15% higher than its 2005 first quarter net earnings of $188 million, or $0.58 per diluted share. Included in the 2006 first quarter earnings per share was $0.025 per share related to the expensing of stock options as well as the benefit of $0.01 per share resulting from the reversal of approximately $3 million of tax reserves related to prior years. Additionally, earnings per share in the first quarter of 2005 were positively impacted by a $0.01 per share gain related to the sale of real estate. On a pro forma basis, absent these special items but including option expensing in both years, earnings per share for the first quarter of 2006 improved approximately 20%. For a reconciliation of this non-GAAP measure to earnings per share calculated according to GAAP, see the attached table.

Sales for the 2006 first quarter were $2.14 billion, 17.5% higher than the $1.83 billion reported for the 2005 first quarter.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are very pleased to announce another record quarter. Growth from existing businesses, also known as core revenues, was 7.5%. Total sales growth for the quarter also included acquisition growth of 12.5% and a negative currency impact of 2.5%. Operating cash flow for the first quarter of 2006 was a record $337 million, 8% higher than the record first quarter of 2005. The broad-based strength we continue to see across our businesses reinforces our confidence in our ability to deliver positive results for the remainder of 2006”

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com)

Statements in this release that are not strictly historical, including statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, litigation and other contingent liabilities, the Company’s ability to achieve projected efficiencies, cost reductions, sales growth and earnings, economic conditions in the end-markets the Company sells into, the Company’s ability to expand its business in new geographic markets, commodity costs and surcharges, competition, market demand for new products, currency exchange rates, the integration of acquired businesses, changes in the market for acquisitions and divestitures, regulatory approvals and the Company’s ability to consummate announced acquisitions, and general economic conditions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2005 Annual Report on Form 10-K and First Quarter 2006 Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and the Company disclaims any duty to update any forward-looking statement.

To download a copy of the full earnings report, please go to www.danaher.com

Please contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(000’s omitted, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2006	April 1, 2005
Sales	$2,143,661	$1,825,948
Operating costs and expenses:
Cost of sales	1,226,972	1,050,764
Selling, general and administrative expenses	619,618	508,682
Other expense (income), net	—	(5,335)

Total operating expenses	1,846,590	1,554,111

Operating profit	297,071	271,837
Interest expense	(9,794)	(13,488)
Interest income	1,836	1,315

Earnings before income taxes	289,113	259,664
Income taxes	73,394	71,408

Net earnings	$215,719	$188,256

Earnings Per Share:
Basic	$0.70	$0.61

Diluted	$0.67	$0.58

Average common stock and common equivalent shares outstanding:
Basic	306,838	309,880
Diluted	324,045	329,390

See the accompanying Notes to Consolidated Condensed Financial Statements.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s web site (www.danaher.com).

Danaher Corporation

Supplemental Reconciliation of Earnings Per Share

Three Months Ended March 31, 2006 and April 1, 2005

	Three Months Ended
	March 31, 2006	April 1, 2005	% Change
Diluted Earnings Per Share, as reported	$0.67	$0.58	15.5%

Pro Forma Adjustment - Option Expense		(0.02)
Gain on Sale of Real Estate	—	(0.01)
Impact of Tax Reserves Reversal	(0.01)

Diluted Earnings per Share - pro forma	$0.66	$0.55	20.0%

In addition to the results provided in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided a non-GAAP measure (the “non-GAAP measure”) which compares earnings per share for the first quarter of 2005 to earnings per share for the first quarter of 2006 on a basis which includes stock option expense in both periods and excludes special items relating to a lower effective tax rate in the 2006 period and a sale of real estate in the 2005 period. The non-GAAP measure should not be considered a replacement for earnings per share calculated according to GAAP. The attached table provides a reconciliation of the non-GAAP measure to earnings per share calculated according to GAAP.

The non-GAAP measure is a financial measure we use to evaluate the underlying results and operating performance of our business. The limitation of this measure is that it excludes items that impacted the company’s earnings in the relevant periods, and includes an item that was not included in the Company’s earnings in the first quarter of 2005. We believe however that the non-GAAP measure helps investors to draw comparisons between operating results reported in different periods and identify underlying trends that might otherwise be masked by earnings per share calculated according to GAAP.